Exhibit 1.1

EXECUTION COPY

UAP HOLDING CORP.

Common Stock

UNDERWRITING AGREEMENT

March 6, 2006

GOLDMAN, SACHS & CO.

85 Broad St.

New York, NY 10004

Ladies and Gentlemen:

1. Introductory. Certain stockholders of UAP Holding Corp., a Delaware corporation (the “Company”), listed on Schedule I (the “Selling Stockholders”) propose, subject to the terms and conditions contained herein, to sell to you (the “Underwriter”), an aggregate of 9,322,858 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”).

2. Representations and Warranties of the Company and the Selling Stockholders.

(a) The Company represents and warrants to the Underwriter as of the date hereof and the Closing Date (as defined below) as follows:

(1) A registration statement (No. 333-131080), including a prospectus, relating to the Shares has been filed with the Securities and Exchange Commission (“Commission”) and has become effective. “Registration Statement” as of any time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and any information in a prospectus or prospectus supplement deemed or retroactively deemed to be a part thereof pursuant to Rule 430B (“Rule 430B”) or 430C (“Rule 430C”) under the Securities Act of 1933 (“Act”) that has not been superseded or modified. “Registration Statement” without reference to a time means the Registration Statement as of the time of the first contract of sale for the Shares, which time shall be considered the “Effective Date” of the Registration Statement relating to the Shares. For purposes of this definition, information contained in a form of prospectus or prospectus supplement that is deemed retroactively to be a part of the Registration Statement pursuant to Rule 430B shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.

“Statutory Prospectus” as of any time means the prospectus relating to the Shares that is included in the Registration Statement immediately prior to that time, including any document incorporated by reference therein and any basic prospectus or prospectus supplement deemed to be a part thereof pursuant to Rule 430B or 430C that has not been superseded or modified. For purposes of this definition, information contained in a form of prospectus (including a prospectus supplement) that is deemed retroactively to be a part of the Registration Statement pursuant to Rule 430B shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) (“Rule 424(b)”) under the Securities Act.

“Prospectus” means the Statutory Prospectus that discloses the public offering price and other final terms of the Shares and otherwise satisfies Section 10(a) of the Securities Act.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 (“Rule 433”) under the Securities Act, relating to the Shares in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being specified in a schedule to this Agreement.

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.

“Applicable Time” means 4:30 p.m. on March 6, 2006.

(2) At the time the Registration Statement initially became effective, at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether by post effective amendment, incorporated report or form of prospectus) and on the Effective Date relating to the Shares, the Registration Statement conformed and will conform in all respects to the requirements of the Securities Act and the rules and regulations of the Commission (“Rules and Regulations”) and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Registration Statement and the Prospectus conform in all respects to the requirements of the Securities Act and the Rules and Regulations, and neither of such documents will include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The two preceding sentences do not apply to statements in or omissions from any of such documents based upon written information furnished to the Company by the Underwriter, if any, specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 7(c) hereof.

(3) The date of this Agreement is not more than three years subsequent to the more recent of the initial effective date of the Registration Statement or December 1, 2005. If, immediately prior to the third anniversary of the more recent of the initial effective date of the Registration Statement or December 1, 2008, any of the Shares remain unsold by the Underwriter, the Company will prior to that third anniversary file, if it has not already done so, a new shelf registration statement relating to the Shares, in a form satisfactory to the Underwriter, will use its best efforts to cause such registration statement to be declared effective within 180 days after that third anniversary, and will take all other action necessary or appropriate to permit the public offering and sale of the Shares to continue as contemplated in the expired registration statement relating to the Shares. References herein to the Registration Statement shall include such new shelf registration statement.

(4) (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Securities Act) of the Shares and (ii) at the date of this Agreement, the Company was not and is not an “ineligible issuer,” as defined in Rule 405 (“Rule 405”) under the Securities Act, including (x) the Company or any other subsidiary in the preceding three years not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405 and (y) the Company in the preceding three years (A) not having been the subject of a bankruptcy petition or insolvency or similar proceeding, (B) not having had a registration statement be the subject of a proceeding under Section 8 of the Securities Act and (C) not being the subject of a proceeding under Section 8A of the Securities Act in connection with the offering of the Shares, all as described in Rule 405.

(5) As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time and the Statutory Prospectus, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any prospectus included in the Registration Statement or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by the Underwriter specifically for use therein, it being understood and agreed that the only such information furnished by the Underwriter consists of the information described in Section 7(c) of this Agreement.

(6) Each Issuer Free Writing Prospectus, if any, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Shares or until any earlier date that the Company notified or notifies the Underwriter as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement or any Statutory Prospectus. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or any Statutory Prospectus or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, (i) the Company has promptly notified or will promptly notify the Underwriter and (ii) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission. The foregoing two sentences do not apply to statements in or omissions from any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by the Underwriter specifically for use therein, it being understood and agreed that the only such information furnished by the Underwriter consists of the information described in Section 7(c) of this Agreement.

(7) All the issued and outstanding shares of capital stock or other equity interests of the Company are duly authorized and validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive or similar right. Except as set forth in the General Disclosure Package, there are no outstanding shares, options, warrants or other rights to acquire or purchase, or instruments convertible into or exchangeable for, any shares of capital stock of the Company. The Common Stock will be consistent with the information contained in the General Disclosure Package and will conform in all material respects to all statements in relation thereto contained in the Prospectus.

(8) The Company and each of its subsidiaries (i) is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) has all requisite corporate power and authority to own or lease its property and carry on its business as now being conducted; and (iii) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to be so qualified and in good standing, individually or in the aggregate, would have a Material Adverse Effect. A “Material Adverse Effect” means any material adverse effect on the business, condition (financial or other), results of operations or properties of the Company and its subsidiaries, taken as a whole.

(9) This Agreement has been duly authorized, executed and delivered by the Company.

(10) The Shares to be sold by the Selling Stockholders are validly issued, fully paid and non-assessable.

(11) None of the Company and its subsidiaries is (A) in violation of its charter, by-laws, or other equivalent documents, (B) in default (or, with notice or lapse of time or both, would be in default) in the performance or observance of any obligation, agreement, covenant or condition, or result in the imposition of any penalty or the acceleration of any indebtedness, contained in any bond, debenture, note, indenture, mortgage, deed of trust, loan or credit agreement, lease, license, franchise agreement, authorization, permit, certificate or other agreement or instrument to which the Company or any subsidiary is a party or by which it is bound or to which any of its assets or properties is subject (collectively, the “Agreements and Instruments”), or (C) in violation of any law, statute, rule, regulation, judgment, order or decree of any domestic or foreign court with jurisdiction over any of them or any of their assets or properties or other governmental agency or authority, which, in the case of clauses (B) and (C) would have, individually or in the aggregate, a Material Adverse Effect.

(12) The execution, delivery and performance of this Agreement by the Company will not violate, conflict with or constitute a breach of any of the terms or provisions of or a default under (or an event that with notice or the lapse of time, or both, would constitute a default), or result in the creation or imposition of a lien, charge or encumbrance on any property or assets of the Company or any subsidiary or an acceleration of any indebtedness of the Company or any subsidiary pursuant to, (i) the certificate of incorporation or the bylaws of the Company, (ii) any of the Agreements or Instruments, (iii) any law, statute, rule or regulation applicable to the Company or any subsidiary or their respective assets or properties or (iv) any judgment, order or decree of any domestic or foreign court or governmental agency or authority having jurisdiction over the Company or any subsidiary or their respective assets or properties, except, in the case of clauses (ii), (iii) and (iv), where such violations, conflicts, breaches or defaults would not adversely affect the Underwriter and would not have, either individually or in the aggregate, a Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby or thereby. No consent, approval, authorization or order of, or filing, registration, qualification, license or permit of or with, any court, governmental agency or body, administrative agency or authority, domestic or foreign, is required to be obtained or made by the Company for the execution, delivery and performance of this Agreement by the Company, except (1) such as have been or will be obtained or made on or prior to the Closing Date, (2) such consents, approvals, authorizations, orders, filings, registrations, qualifications, licenses or permits as may be required by National Association of Securities Dealers, Inc. (the “NASD”), (3) for such consents, approvals, authorizations or orders as would not adversely affect the Underwriter and as would not have, either individually or in the aggregate, a Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby or thereby and (4) such as may be required under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and foreign or state securities or “Blue Sky” laws in connection with the sale of the Shares.

(13) Except as set forth in the General Disclosure Package, there is (A) no action, suit or proceeding before or by any court, arbitrator or governmental agency or authority, domestic or foreign, pending or, to the knowledge of the Company, threatened against the Company or any subsidiary or, to the knowledge of the Company, to which the business, assets or property of the Company or any subsidiary may be subject, (B) no statute, rule, regulation or order that has been enacted, adopted or issued by any governmental body or agency, domestic or foreign, (C) no injunction, restraining order or order of any nature by a federal or state court or foreign court of competent jurisdiction to which the Company or any subsidiary is subject, in each case, that would, individually or in the aggregate, (1) have a Material Adverse Effect or (2) adversely affect the consummation of the sale of the Shares, assuming, in the case of clause (A), such action, suit or proceeding is determined adversely to the Company or any subsidiary. To the knowledge of the Company, every request of any securities authority or agency of any jurisdiction for additional information with respect to the sale of Shares, the execution and delivery of this Agreement that has been received by the Company or any subsidiary or their counsel prior to the date hereof has been, or will prior to the Closing Date be, complied with in all material respects.

(14) Except as would not have a Material Adverse Effect, no strike, slowdown, work stoppage or labor dispute by the employees of the Company or any subsidiary exists or, to the knowledge of the Company, is threatened.

(15) Except as set forth in the General Disclosure Package, the Company and each of its subsidiaries (A) is in compliance with all laws, regulations, rules of common law, orders and decrees, as in effect as of the date hereof, and any present judgments and injunctions issued or promulgated thereunder relating to pollution or protection of public and employee health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants applicable to it or its business or operations or ownership or use of its property (“Environmental Laws”), other than noncompliance that, individually or in the aggregate, would not have a Material Adverse Effect, and (B) possesses all permits, licenses or other approvals required under applicable Environmental Laws, except where the failure to possess any such permit, license or other approval would not have, either individually or in the aggregate, a Material Adverse Effect. All currently pending and, to the knowledge of the Company, threatened proceedings, notices of violation, demands, notices of potential responsibility or liability, suits and existing environmental investigations by any governmental agency or authority, in each case arising out of or related to a violation of any Environmental Law, that would result in a Material Adverse Effect are fully and accurately described in all material respects in the General Disclosure Package.

(16) The Company and each of its subsidiaries have (A) all licenses, certificates, permits, authorizations, approvals, franchises and other rights from, and have made all declarations and filings with, all applicable governmental agencies and authorities, all self regulatory authorities and all courts (each, an “Authorization”) necessary to engage in the business conducted by it in the manner described in the General Disclosure Package, except where the failure to have such Authorizations would not, individually or in the aggregate, have a Material Adverse Effect, and (B) no reason to believe that any governmental agency or authority, domestic or foreign, is considering limiting, suspending or revoking any such Authorization, except where such limitation, suspension or revocation would not, individually or in the aggregate, have a Material Adverse Effect.

(17) The Company and each of its subsidiaries has good and marketable title in fee simple to all items of owned real property, in each case free and clear of any pledge, lien, encumbrance, security interest or other defect or claim of any third party, except (A) such as do not materially and adversely affect the value of such property and do not interfere with the use made or proposed to be made of such property by the Company or such subsidiary to an extent that such interference would have a Material Adverse Effect, or (B) liens, encumbrances, security interests or other defects or claims described in the General Disclosure Package. Any real property, personal property and buildings held under lease by the Company or any subsidiary are held under valid, subsisting and enforceable leases, with such exceptions as do not interfere with the use made or proposed to be made of such property and buildings by the Company or such subsidiary to the extent that such interference would have a Material Adverse Effect.

(18) The Company and each of its subsidiaries owns, possesses or has the right to employ all patents, patent rights, licenses, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, software, systems or procedures), trademarks, service marks and trade names, computer programs, technical data and information (collectively, the “Intellectual Property”) necessary to conduct the businesses operated by it as described in the General Disclosure Package, except where the failure to own, possess or have the right to employ such Intellectual Property, individually or in the aggregate, would not have a Material Adverse Effect. Neither the Company nor any subsidiary has received any written notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing that would have a Material Adverse Effect.

(19) All tax returns required to be filed by the Company and each of its subsidiaries have been timely filed in all jurisdictions where such returns are required to be filed and all such returns are correct, complete and accurate; and all taxes, including, without limitation, withholding taxes, income taxes, value added taxes and franchise taxes, penalties, interest, assessments, fees and other charges due or claimed to be due from such entities or that are due and payable have been paid, other than those being contested in good faith and for which adequate reserves have been provided in accordance with generally accepted accounting principles or those currently payable without penalty or interest and except where the failure to make such required filings or payments or the failure to be complete, correct and accurate, would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Company, (i) there are no proposed additional tax assessments against any of the Company or the subsidiaries or their assets or property, except for such proposed additional tax assessments as, individually or in the aggregate, would not have a Material Adverse Effect; and (ii) there are no tax audits or investigations pending, which if adversely determined, individually or in the aggregate, would have a Material Adverse Effect.

(20) Neither the Company nor any subsidiary has any liability for any prohibited transaction or accumulated funding deficiency (within the meaning of Section 412 of the Code) or any complete or partial withdrawal liability with respect to any pension, profit sharing or other plan which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to which the Company or any subsidiary makes a contribution and in which any employee or former employee of the Company or any subsidiary is a participant, except for such liabilities as, individually or in the aggregate, would not have a Material Adverse Effect. With respect to such plans, the Company and each of its subsidiaries is in compliance in all respects with all applicable provisions of ERISA, except for such noncompliance as, individually or in the aggregate, would not have a Material Adverse Effect.

(21) Neither the Company nor any subsidiary is, nor shall be after giving effect to the offering and sale of the Shares, an “investment company” or a company “controlled” by an “investment company” incorporated in the United States within the meaning of the Investment Company Act of 1940, as amended.

(22) The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(23) The Company and each of its subsidiaries maintain insurance covering their properties, assets, operations, personnel and businesses, and such insurance is of such type and in such amounts in accordance with customary industry practice to protect the Company and its subsidiaries and their businesses as conducted in the ordinary course.

(24) Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act) has taken, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

(25) Neither the Company nor any of its affiliates have entered into, and neither the Company nor any of its affiliates will enter into, any contractual arrangement with respect to the distribution of the Shares except for this Agreement.

(26) As of November 27, 2005, neither the Company nor any subsidiary had any material liabilities or obligations, direct or contingent, that were not set forth in the consolidated balance sheet of the Company as of such date or in the notes thereto set forth in the General Disclosure Package. Since November 27, 2005, except as set forth or contemplated in the General Disclosure Package (including, without limitation, as contemplated by this Agreement), (A) neither the Company nor any subsidiary has (1) incurred any liabilities or obligations, direct or contingent, that, individually or in the aggregate, would have a Material Adverse Effect, or (2) entered into any material transaction not in the ordinary course of business, (B) there has not been change, or any development or event involving a prospective change, in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries that, either individually or in the aggregate, would have a Material Adverse Effect, (C) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock and (D) there has not been any material change in the long-term debt of the Company or any of the subsidiaries, except, in the case of clause (D), for borrowings incurred in the ordinary course of business under the Credit Agreement, dated as of November 24, 2003 among United Agri Products, Inc., United Agri Products Canada, the Company and the Credit Parties that are parties thereto, as amended.

(27) Neither the Company nor any subsidiary (or any agent thereof acting on their behalf, other than the Underwriter or any affiliate of the Underwriter, as to which no representation is made) has taken, and none of them will take, any action that might cause this Agreement or the sale of the Shares to violate Regulation G, T, U or X of the Board of Governors of the Federal Reserve System, as in effect at the effective time of the Registration Statement and from time to time thereafter.

(28) Deloitte & Touche LLP, whose report is filed with the Commission as a part of the Registration Statement are and, during the periods covering their report, were an independent registered public accounting firm as required by the Securities Act and applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (United States). The historical financial statements and the notes thereto of the Company included or incorporated in the Registration Statement, comply as to form in all material respects with the requirements under the Exchange Act and Securities Act applicable thereto and present fairly in all material respects the consolidated and combined financial position, results of operations, cash flows and changes in stockholder’s net investment and advances of the Company at the respective dates and for the respective periods indicated. All such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods presented (except as disclosed therein). The other financial information and data included in the Statutory Prospectus or the Registration Statement are accurately presented in all material respects and prepared on a basis consistent with the financial statements and the books and records of the Company and each of the subsidiaries. The pro forma financial statements and related notes thereto included or incorporated in the Registration Statement and the Statutory Prospectus present fairly in all material respects the information shown therein, have been prepared in all material respects in accordance with the Commission’s rules and guidelines with respect to pro forma financial information and have been properly compiled on the bases described therein, and the assumptions used therein are appropriate to give effect to the transactions and circumstances referred to therein.

(29) Since the date of the latest audited financial statements included in the Statutory Prospectus, there has been no change in the Company’s or any of its subsidiary’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s or any of its subsidiary’s internal control over financial reporting, except for such improvements necessary to comply with Section 404 of the Sarbanes Oxley Act of 2002.

(30) The Company and each of its subsidiaries maintain disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and as of November 27, 2005, such disclosure controls and procedures were effective.

(31) Except as described in the General Disclosure Package, there are no contracts, agreements or understandings between the Company or any subsidiary and any other Person other than the Underwriter pursuant to this Agreement that would give rise to a valid claim against the Company, any such subsidiary or the Underwriter for a brokerage commission, finder’s fee or like payment in connection with the purchase and sale of the Shares.

(32) The statistical and market related data and forward-looking statements (as such forward-looking statements are described in the Registration Statement under the caption “Disclosure Regarding Forward-Looking Statements”) included in the General Disclosure Package are based on or derived from sources that the Company believes to be reliable and accurate in all material respects and represent its good faith estimates that are made on the basis of data derived from such sources.

(33) Each certificate signed by any officer of the Company and delivered to the Underwriter or counsel for the Underwriter pursuant to, or in connection with, this Agreement shall be deemed to be a representation and warranty by the Company, to the Underwriter as to the matters covered by such certificate.

(34) Except as described in the General Disclosure Package, no holder of any security of the Company or any security or other interest that is convertible into or exchangeable for such security has any right, which has not been waived or fully satisfied, to have any security owned by such holder included in the General Disclosure Package or to demand registration of any security owned by such holder for a period of 60 days after the date of this Agreement. Each director, executive officer and stockholder of the Company listed on Schedule II has delivered to the Underwriter his enforceable written lock-up agreement in the form attached to this Agreement as Exhibit A hereto (“Lock-Up Agreement”).

(35) There are no affiliations with the NASD among the Company’s officers, directors or, to the best of the knowledge of the Company, any stockholder of the Company, except as set forth in the General Disclosure Package or otherwise disclosed in writing to the Underwriter.

(36) The Shares have been approved for quotation on the NASDAQ National Market.

(37) The Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Shares under the Exchange Act or the quotation of the Shares on the NASDAQ National Market nor has the Company received any notification that the Commission or the NASDAQ National Market is contemplating terminating such registration or quotation.

(38) The Company acknowledges that the Underwriter and, for purposes of the opinions to be delivered to the Underwriter pursuant to Section 6 of this Agreement, counsel to the Company and counsel to the Underwriter, will rely upon the accuracy and truth of the foregoing representations and hereby consents to such reliance.

(39) The Company has delivered irrevocable instructions to the trustee of its deferred compensation plans directing such trustee to distribute to the Individual Selling Stockholders upon the Closing Date, all Shares to be sold by the Individual Selling Stockholders pursuant to this Agreement, and all other actions necessary and appropriate to deliver the Shares to be sold by the Individual Selling Stockholders on the Closing Date have been or will be taken.

(b) Each of the Fund Selling Stockholders (as defined on Schedule I hereof), jointly and severally with each other but not with the Individual Selling Stockholders, on the one hand, and the Individual Selling Stockholders (as defined on Schedule I hereof), severally and not jointly, on the other hand, represent and warrant to, and agree with, the Underwriter as of the date hereof and as of the Closing Date, that:

(1) At the time the Registration Statement initially became effective, at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether by post effective amendment, incorporated report or form of prospectus) and on the Effective Date relating to the Shares, the Registration Statement conformed and will conform in all respects to the requirements of the Securities Act and the Rules and Regulations) and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Registration Statement and the Prospectus conforms in all respects to the requirements of the Securities Act and the Rules and Regulations, and neither of such documents will include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, the representations and warranties in this paragraph 2(b)(1) shall apply only to the extent that any statements in, or omissions from, the Registration Statement or the Prospectus are based on, and in conformity with, written information furnished to the Company by or on behalf of such Selling Stockholder specifically for use therein. With respect to the preceding sentence, the Underwriter acknowledges that the only information furnished in writing to the Company by or on behalf of such Selling Stockholder specifically for use in the Registration Statement or Prospectus is that information described in Section 7(b) of this Agreement.

(2) As of the Applicable Time, neither (i) the General Disclosure Package, nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the representations and warranties in this paragraph 2(b)(2) shall apply only to the extent that any statements in, or omissions from, the General Disclosure Package or Limited Use Issuer Free Writing Prospectus are based on, and in conformity with, written information furnished to the Company by or on behalf of such Selling Stockholder specifically for use therein. With respect to the preceding sentence, the Underwriter acknowledges that the only information furnished in writing to the Company by or on behalf of such Selling Stockholder specifically for use in the Registration Statement or Prospectus is that information described in Section 7(b) of this Agreement.

(3) Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Shares or until any earlier date that the Company notified or notifies the Underwriter as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement or any Statutory Prospectus. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or any Statutory Prospectus or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, (i) such Selling Stockholder has promptly notified or will promptly notify the Underwriter and (ii) the Selling Stockholder will promptly instruct the Company to promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission. Notwithstanding the foregoing, the representation, warranties and covenants in this paragraph 2(b)(3) shall only apply to the extent that any statements in, or omission from, any Issuer Free Writing Prospectus are based on, and in conformity with, the written information furnished to the Company on behalf of such Selling Stockholder specifically for use therein. With respect to the preceding sentence, the Underwriter acknowledges that the only information furnished in writing to the Company by or on behalf of such Selling Stockholder specifically for use in the Registration Statement or Prospectus is that information described in Section 7(b) of this Agreement.

(4) Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between such Selling Stockholder and any person that would give rise to a valid claim against such Selling Stockholder or the Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering.

(5) Such Selling Stockholder has executed an agreement dated as of March 6, 2006 with the Custodian substantially in the forms attached hereto as Exhibit B, in the case of the Fund Selling Stockholders, and Exhibit C, in the case of the Individual Selling Stockholders (the “Custody Agreement”).

(6) Such Selling Stockholder has granted an irrevocable power of attorney substantially in the form attached hereto as Exhibit D, in the case of the Fund Selling Stockholder, and Exhibit E, in the case of the Individual Selling Stockholder, (the “Power of Attorney”) to the person named therein, on behalf of such Selling Stockholder, to execute and deliver this Agreement and any other document necessary or desirable in connection with the transactions contemplated hereby and to facilitate the delivery of the Shares that are to be sold by such Selling Stockholder pursuant hereto.

(7) This Agreement, the Custody Agreement and the Power of Attorney have each been duly authorized, executed and delivered by or on behalf of such Selling Stockholder and, assuming due authorization, execution and delivery by the other parties thereto, constitutes the valid and legally binding agreement of such Selling Stockholder, enforceable against such Selling Stockholder in accordance with its terms, except that the enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles and except that no representation or warranty is made with respect to the provisions of Section 7 of this Agreement.

(8) Neither the execution and delivery by such Selling Stockholder of this Agreement, the Power of Attorney and the Custody Agreement nor the performance by such Selling Stockholder of his or its respective obligations therein and herein, including the sale and delivery of the shares of Common Stock to be sold by such Selling Stockholder, nor the consummation of the transactions contemplated hereby and thereby, will violate, conflict with or constitute a breach of any of the terms or provisions of or a default under (or an event that with notice or the lapse of time, or both, would constitute a default), or result in the creation or imposition of a lien, charge or encumbrance on any property or assets of such Selling Stockholder or any subsidiary or an acceleration of any indebtedness of such Selling Stockholder or any subsidiary pursuant to, (i), if such Selling Stockholder is a Fund Selling Stockholder, the organizational documents of such Selling Stockholder, (ii) any indebtedness, contained in any bond, debenture, note, indenture, mortgage, deed of trust, loan or credit agreement, lease, license, franchise agreement, authorization, permit, certificate or other agreement or instrument to which such Selling Stockholder is a party or by which it is bound or to which any of its assets or properties is subject, (iii) any law, statute, rule or regulation applicable to such Selling Stockholder or its assets or properties; or (iv) any judgment, order or decree of any domestic or foreign court or governmental agency or authority having jurisdiction over such Selling Stockholder or its assets or properties, except, in the case of clauses (ii), (iii) and (iv) where such violations, conflicts, breaches or defaults would not have, either individually or in the aggregate, a Material Adverse Effect or a material adverse effect on the ability of such Selling Stockholder to consummate the transactions contemplated hereby or thereby. No consent, approval, authorization or order of, or filing, registration, qualification, license or permit of or with, any court, governmental agency or body, administrative agency or authority, domestic or foreign, is required to be obtained or made by such Selling Stockholder for (A) the execution, delivery and performance of this Agreement, the Power of Attorney and the Custody Agreement and (B) the sale and delivery of the Shares to be sold by such Selling Stockholder pursuant to this Agreement, except (1) such as have been or will be obtained or made on or prior to the Closing Date, (2) such consents, approvals, authorizations, orders, filings, registrations, qualifications, licenses or permits as may be required by NASD, (3) for such consents, approvals, authorizations or orders as would not adversely affect the Underwriter and as would not have, either individually or in the aggregate, a Material Adverse Effect or a material adverse effect on the ability of such Selling Stockholder or, to such Selling Stockholder’s knowledge, the Company to consummate the transactions contemplated hereby or thereby and (4) such as may be required under the Securities Act, the Exchange Act and foreign or state securities or “Blue Sky” laws in connection with the sale of the Shares.

(9) Each Selling Stockholder will have on the Closing Date valid title to the Shares to be sold by such Selling Stockholder on the Closing Date free and clear of any lien, claim, security interest or other encumbrance, including, without limitation, any restriction on transfer.

(10) Such Selling Stockholder has, and on the Closing Date will have, full legal right, power and authority to sell, assign, transfer and deliver the shares of Common Stock to be sold by such Selling Stockholder on such Closing Date in the manner provided by this Agreement.

(11) Upon delivery of and payment for the shares of Common Stock to be sold by such Selling Stockholder on the Closing Date pursuant to this Agreement, the Underwriter will receive valid title to such shares of Common Stock free and clear of any lien, claim, mortgage, pledge, security interest or other encumbrance granted, created or expressly consented to by such Selling Stockholder.

(12) Such Selling Stockholder has not taken nor will take, directly or indirectly, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Shares.

(13) The representations and warranties of such Selling Stockholder in such Stockholder’s respective Custody Agreement are, and on the Closing Date will be, true and correct.

3. Purchase, Sale and Delivery of Shares. On the basis of the representations, warranties and agreements contained herein, but subject to the terms and conditions herein:

(a) Each of the Selling Stockholders agree, severally and not jointly, to sell to the Underwriter, and the Underwriter agrees to purchase from the Selling Stockholders at a purchase price of $20.98 per Share (the “Initial Share Price”), the number of Shares (to be adjusted by you so as to eliminate fractional shares).

(b) Payment of the purchase price for, and delivery of the Shares shall be made at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, 10036, at 10:00 a.m., New York City time, on the third business day following the date of this Agreement or at such time on such later date, not later than seven (7) business days after the date of this Agreement, as shall be agreed upon by the Company, the Selling Stockholders and the Underwriter (such time and date of delivery and payment are called the “Closing Date”).

(c) Payment for the Shares shall be made by wire transfer of immediately available (same day) funds to the respective bank accounts designated by the Company and the Custodian not less than 24 hours prior to the Closing Date, against delivery of the respective certificates to the Underwriter for its account.

(d) The Shares to be purchased hereunder will be represented by one or more definitive global securities in book-entry form which will be deposited by or on behalf of the Selling Stockholders with The Depository Trust Company (“DTC”) or its designated custodian. The Selling Stockholders, severally and not jointly, will deliver the Shares to the Underwriter for its account, against payment by or on behalf of the Underwriter of the purchase price therefor in accordance with Section 3(d), by causing DTC to credit the Shares to the account of the Underwriter at DTC. Certificates evidencing the Shares shall be registered in such names and shall be in such denominations as the Underwriter shall request at least two full business days before the Closing Date and shall be delivered by or on behalf of the Selling Stockholders to the Underwriter through the facilities of DTC for the account of the Underwriter. The Selling Stockholders and the Company will cause the certificates representing the Shares to be made available for checking and packaging, as such place as is designated by the Underwriter on the business day before the Closing Date.

4. Offering by Underwriter. It is understood that the Underwriter propose to offer the Shares for sale to the public as set forth in the Statutory Prospectus.

5. Certain Agreements of the Company and the Selling Stockholders. The Company agrees and, where indicated, the Fund Selling Stockholders, jointly and severally, on the one hand, and the Individual Selling Stockholders, severally and not jointly, on the other hand, agree with the Underwriter that:

(a) The Company has filed or will file each Statutory Prospectus (including the Prospectus) pursuant to and in accordance with Rule 424(b) not later than the second business day following the earlier of the date it is first used or the date of this Agreement. The Company has complied and will comply with Rule 433 with respect to the public offering of the Shares.

(b) The Company will advise the Underwriter promptly of any proposal to amend or supplement the Registration Statement or any Statutory Prospectus and will not effect such amendment or supplementation without the Underwriter’s consent, which consent shall not be unreasonably withheld; and the Company will also advise the Underwriter promptly of any such amendment or supplementation and of the institution by the Commission of any stop order proceedings in respect of a Registration Statement and will use its best efforts to prevent the issuance of any such stop order and to obtain as soon as possible its lifting, if issued.

(c) If, at any time when a prospectus relating to the Shares is (or but for the exemption of Rule 172 under the Securities Act would be) required to be delivered under the Securities Act in connection with sales by the Underwriter or dealer, any event occurs as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Prospectus to comply with the Securities Act, the Company will, or if such statements or omissions were made in reliance upon and in conformity with written information furnished to the Company by the Selling Stockholders expressly for use in the Prospectus, the Selling Stockholders will, promptly notify the Underwriter of such event and the Company will promptly prepare and file with the Commission, at its own expense, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. Neither the Underwriter’s consent to, nor the Underwriter’s delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 6.

(d) As soon as practicable, but not later than the Availability Date (as defined below), the Company will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the Effective Date of the Registration Statement which will satisfy the provisions of Section 11(a) of the Securities Act. For the purpose of the preceding sentence, “Availability Date” means the 45th day after the end of the fourth fiscal quarter following the fiscal quarter that includes such Effective Date, except that, if such fourth fiscal quarter is the last quarter of the Company’s fiscal year, “Availability Date” means the 90th day after the end of such fourth fiscal quarter.

(e) The Company will furnish to the Underwriter copies of each Registration Statement (one of which will be a signed copy and will include all exhibits), any related preliminary prospectus, any related prospectus supplement and the Prospectus and all amendments and supplements to such documents, in each case in such quantities as the Underwriter reasonably requests. The Prospectus shall be so furnished on or prior to 3:00 P.M., New York time, on the business day following the later of the execution and delivery of this Agreement or the Effective Date of the Registration Statement. All other such documents shall be so furnished as soon as available. The Company will pay the expenses of printing and distributing to the Underwriter all such documents. If applicable, the copies of the Registration Statement and Prospectus and each amendment and supplement thereto furnished to the Underwriter will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(f) In addition to the expenses described in this Section 5, the Company will pay expenses incurred for preparing, printing and distributing any Issuer Free Writing Prospectuses to investors or prospective investors.

(g) The Company will arrange for the qualification of the Shares for sale under the laws of such jurisdictions as the Underwriter designates and will continue such qualifications in effect so long as required for the distribution; provided, that the Company shall not be required to qualify as a foreign corporation in any jurisdiction in which it is not so qualified or to file a general consent to service of process in any such jurisdiction or subject itself to taxation in excess of a nominal dollar amount in any such jurisdiction where it is not then so subject.

(h) For the period specified below (the “Company Lock-Up Period”), except for the sale of the Shares pursuant to the Registration Statement, the Company will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to shares of Common Stock or any securities convertible into or exchangeable or exercisable for any such securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing. The initial Company Lock-Up Period will commence on the date of this Agreement and continue for 60 days after the date of the final prospectus supplement relating to the shares or such earlier date that the Underwriter consents to in writing; provided, however, that if (1) during the last 17 days of the initial Company Lock-Up Period, the Company issues an earnings release or announces material news or a material event or (2) prior to the expiration of the initial Company Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Company Lock-Up Period, then in each case the Company Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless the Underwriter waives, in writing, such extension. The Company will provide the Underwriter with notice of any announcement described in clause (2) of the preceding sentence that gives rise to an extension of the Company Lock-Up Period. Notwithstanding anything else to the contrary, this Section 5(h) shall not apply to (i) issuances of shares of Common Stock pursuant to the exercise of an option or the conversion of a security outstanding on the date of the Prospectus as described in the Registration Statement and Prospectus, (ii) the issuance of options and shares of Common Stock under the Company’s stock option, deferred compensation and long-term incentive plans described in the Prospectus, (iii) the issuance of shares of Common Stock (or options, warrants or convertible securities in respect thereof) in connection with a bona fide merger or acquisition transaction, provided that the shares of Common Stock (or such options, warrants and convertible securities so issued) are subject to the terms of a lock-up letter having provisions that are substantially the same as the provisions of Section 5(i) of this Agreement, and (iv) the filing by the Company with the Commission of any Registration Statement on Form S-8.

(i) For the period specified below (the “Selling Stockholder Lock-Up Period”), the Selling Stockholders will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, shares of Common Stock or any securities convertible into or exchangeable or exercisable for any such securities, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of Common Stock, whether any of these transactions are to be settled by delivery of any Common Stock or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the Underwriter. The initial Selling Stockholder Lock-Up Period will commence on the date of this Agreement and continue for 60 days after the date of the final prospectus supplement relating to the shares or such earlier date that the Underwriter consents to in writing; provided, however, that if (1) during the last 17 days of the initial Selling Stockholder Lock-Up Period, the Company issues an earnings release or announces material news or a material event or (2) prior to the expiration of the initial Selling Stockholder Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Selling Stockholder Lock-Up Period, then in each case the Selling Stockholder Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless the Underwriter waives, in writing, such extension. Notwithstanding the anything else to the contrary, this Section 5(i) shall not apply to: (i) any sale of shares of Common Stock acquired by such Selling Stockholder in the open market following the public offering of the shares of Common Stock; (ii) any transfer of shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock (A) to a family member or trust, (B) as a bona fide gift or gifts, (C) as a distribution to partners, members or stockholders of such Selling Stockholder provided that such transfers shall not involve a disposition for value, or (D) pursuant to a sale of 100% of the outstanding shares of Common Stock of the Company (including, without limitation, in connection with a tender offer for such shares of Common Stock or by way of merger of the Company with another person) to a third party or group of third parties that are not affiliates of the Company; (iii) any transfer of shares of Common Stock by such Selling Stockholder to the Company deemed to occur upon the cashless exercise of options granted pursuant to the Company’s employee benefit plans existing as of the date of this Agreement and (iv) the sale of shares of Common Stock to the Underwriter pursuant to this Agreement; provided however that (x) in the case of any transfer or distribution pursuant to clause (ii)(A), (ii)(B) or (ii)(C), each transferee, donee or distributee, as applicable, agrees in writing to be bound by the terms of a lock-up letter having provisions that are substantially the same as the provisions of this Section 5(i), and (y) in the case of clause (ii)(D), the third party or group of third parties agree in writing to be bound by the restrictions set forth in this Section 5(i) until such time as such third party or group of third parties have acquired 100% of the outstanding shares of Common Stock; and (z), in the case of clauses (i) and (iii), such sales or transfers are not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise, and no other public filing or report regarding such sales or transfers is voluntarily effected by such Selling Stockholder.

(j) The Company agrees to pay, or reimburse if paid by the Underwriter, whether or not the transactions contemplated hereby are consummated or this Agreement is terminated, all costs and expenses incident to the public offering of the Shares (including fees and disbursements of counsel) and the performance of the obligations of the Company and the Selling Stockholders under this Agreement including those relating to: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the registration of the Shares under the Securities Act and all other expenses in connection with the preparation, printing, filing and distribution of the Registration Statement (including exhibits thereto), Statutory Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to the Underwriter and dealers and the fees, disbursements and expenses in connection with the registration or qualification of the Shares for offer and sale under the securities or Blue Sky laws of the various jurisdictions as the Underwriter shall reasonably designate, including the reasonable fees and disbursements of counsel for the Underwriter in connection with such registration and qualification and the preparation, printing, distribution and shipment of preliminary and supplementary Blue Sky memoranda; (ii) the cost of producing this Agreement, and any other documents in connection with the offering, purchase, sale and delivery of the Shares; (iii) the preparation and delivery of certificates for the Shares; (iv) all fees and expenses in connection with listing the Shares on the NASDAQ National Market; (v) the filing fees incident to any required review by the NASD of the terms of the sale of the Shares; (vi) the cost and charges of any transfer agent or registrar; (vii) the fees and expenses of one counsel for the Selling Stockholders; (viii) travel expenses of the Company’s officers and employees and any other expenses of the Company in connection with attending or hosting meetings with prospective purchasers of the Shares, including the costs of aircraft chartered in connection with attending or hosting such meetings; and (ix) all other costs and expenses incident to the performance of its and each Selling Stockholder’s obligations hereunder which are not otherwise specifically provided for in this paragraph. Each of the Selling Stockholders will pay the following: (i) any fees, disbursements and expenses of its counsel if it should choose to use separate counsel from the one referred to in clause (a)(viii) of this paragraph as well as fees, disbursements and expenses of its accountants, if any and (ii) its pro rata share of all expenses and taxes incident to the sale and delivery of the Shares to be sold by such Selling Stockholder to the Underwriter hereunder. In connection with clause (ii) of the immediately preceding sentence, the Underwriter agrees to pay New York State stock transfer tax, and the Selling Stockholders agree to reimburse the Underwriter for associated carrying costs if such tax payment is not rebated on the day of payment and for any portion of such tax payment not rebated. Except as provided in this Section 5 hereof, the Underwriter will pay all of their own costs and expenses, including the fees of their counsel, stock transfer taxes on resale of any of the Shares by them, and any expenses for any “tombstone” advertisement placed in connection with the sale of the Shares.

(k) On or before completion of this offering, the Company shall make all filings required under applicable securities laws and by the NASDAQ National Market (including any required registration under the Exchange Act and the rules and regulations promulgated thereunder).

(l) The Company will use its commercially reasonable efforts to permit the Shares to be eligible for clearance and settlement through DTC.

(m) The Company will use its commercially reasonable efforts to do and perform all things required to be done and performed by it under this Agreement and any other related agreements prior to or after the Closing Date and to satisfy all conditions precedent on its part to the obligations of the Underwriter to purchase and accept delivery of the Shares.

(n) The Company will direct the transfer agent for the Common Stock to place stop transfer restrictions on shares of Common Stock held by persons listed in Schedule II hereto to prevent the transfers of Common Stock other than as permitted by the Lock-up Agreement signed by such persons substantially in the form of Exhibit A hereto.

(o) The Company represents and agrees that, unless it obtains the prior consent of the Underwriter, and the Underwriter represents and agrees that, unless it obtains the prior consent of the Company, it has not made and will not make any offer relating to the Shares that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Underwriter is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.

6. Conditions of the Underwriter’s Obligations. The obligations of the Underwriter to purchase and pay for the Shares on the Closing Date will be subject to the accuracy on the Closing Date as if made on and as of the Closing Date (other to the extent any such representation or warranty is expressly made as of a certain date) of the representations and warranties of the Company and the Selling Stockholders herein, to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company and the Selling Stockholders of their obligations hereunder and to the following additional conditions precedent:

(a) The Underwriter shall have received at the time this Agreement is executed and on the Closing Date a signed letter from Deloitte & Touche LLP addressed to the Underwriter and dated, respectively, the date of this Agreement and the Closing Date, in form and substance reasonably satisfactory to the Underwriter containing statements and information of the type ordinarily included in accountants’ “comfort letters” to Underwriter with respect to the financial statements and certain financial information contained in the Registration Statement and the Statutory Prospectus and the General Disclosure Package, including, but not limited to, the matters set forth in Exhibit F hereto.

(b) The Underwriter shall have received on the Closing Date from Akin Gump Strauss Hauer & Feld LLP, counsel for the Company, an opinion, addressed to the Underwriter and dated the Closing Date, substantially in the form set forth in Exhibit G hereto.

(c) The Underwriter shall have received on the Closing Date from Todd Suko, Vice President, General Counsel and Secretary of the Company, an opinion, addressed to the Underwriter and dated the Closing Date, substantially in the form set forth in Exhibit H hereto.

(d) The Underwriter shall have received on the Closing Date from Akin Gump Strauss Hauer & Feld LLP, counsel for each of Apollo Investment Fund V, L.P., a Delaware limited partnership, Apollo Overseas Partners V, L.P., a Cayman exempt limited partnership, Apollo Netherlands Partners V (A), L.P., a Cayman exempt limited partnership, Apollo Netherlands Partners V (B), L.P., a Cayman exempt limited partnership, and Apollo German Partners V Gmbh & Co. KG, a company formed under the laws of Germany, an opinion, with respect to Apollo Investment Fund V, L.P. addressed to the Underwriter and dated the Closing Date, substantially in the form set forth in Exhibit I hereto.

(e) The Underwriter shall have received on the Closing Date from Walkers, counsel for each of Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V (A), L.P. and Apollo Netherlands Partners V (B), L.P., an opinion with respect to such Cayman exempt limited partnerships, addressed to the Underwriter and dated the Closing Date, substantially in the form set forth in Exhibit J hereto.

(f) The Underwriter shall have received on the Closing Date from Faegre & Benson LLP, counsel for each of the Individual Selling Stockholders, an opinion, addressed to the Underwriter and dated the Closing Date, substantially in the form set forth in Exhibit K hereto.

(g) The Underwriter shall have received on the Closing Date from Skadden, Arps, Slate, Meagher & Flom LLP an opinion reasonably satisfactory to the Underwriter addressed to the Underwriter and dated the Closing Date, with respect to the Shares, the Registration Statement and the Statutory Prospectus, and such other related matters, as the Underwriter may reasonably request, and the Company shall have furnished to Skadden, Arps, Slate, Meagher & Flom LLP such documents as they may reasonably request for the purpose of enabling them to pass upon such matters.

(h) Each of the Power of Attorney and the Custody Agreement shall be reasonably satisfactory in form and substance to the Underwriter when executed and delivered by the respective parties thereto and shall be in full force and effect, and there shall have been no material amendments, alterations, modifications or waivers of any provisions thereof since the date of this Agreement.

(i) The Shares shall have been approved for quotation on the NASDAQ National Market.

(j) The Prospectus shall have been filed with the Commission in accordance with Section 5(a) of this Agreement. No order preventing or suspending the use of any Preliminary Prospectus or the Prospectus shall have been or shall be in effect and no order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the Commission, no order having the effect of ceasing or suspending the distribution of the Shares shall have been issued or proceedings therefore initiated or threatened by any securities commission, securities regulatory authority or stock exchange in the United States and any requests for additional information on the part of the Commission (to be included in the Registration Statement or the Prospectus or otherwise) shall have been complied with to the satisfaction of the Commission and the Underwriter If the Company has elected to rely upon Rule 430A, Rule 430A information previously omitted from the effective Registration Statement pursuant to Rule 430A shall have been transmitted to the Commission for filing pursuant to Rule 424(b) within the prescribed time period and the Company shall have provided evidence satisfactory to the Underwriter of such timely filing, or a post-effective amendment providing such information shall have been promptly filed and declared effective in accordance with the requirements of Rule 430A.

(k) Subsequent to the Applicable Time, there shall not have occurred (i) any change, or any development or event involving a prospective change in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as one enterprise which, in the judgment of the Underwriter, is material and adverse and makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Shares; (ii) any downgrading in the rating of any debt securities or preferred stock of the Company by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Securities Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities or preferred stock of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls as would, in the judgment of the Underwriter, makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Shares; (iv) any material suspension or material limitation of trading in securities generally on the NASDAQ National Market, or any setting of minimum prices for trading on such exchange; (v) or any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by U.S. Federal or New York authorities; (vii) any major disruption of settlements of securities or clearance services in the United States or (viii) any attack on, outbreak or escalation of hostilities involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Underwriter, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Shares.

(l) The Underwriter shall have received a certificate, dated as of such Closing Date, of the President or any Vice President and a principal financial or accounting officer of the Company in which such officers, to the best of their knowledge after reasonable investigation, shall state that: the representations and warranties of the Company in this Agreement are true and correct on the Closing Date as if made on and as of the Closing Date (other than to the extent any such representation or warranty is expressly made as of a certain date); the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; no stop order suspending the effectiveness of any Registration Statement has been issued and no proceedings for that purpose have been instituted or are contemplated by the Commission; subsequent to the dates of the most recent financial statements in the Prospectus, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as a whole except as set forth in the General Disclosure Package or as described in such certificate; they have carefully examined the Registration Statement and the General Disclosure Package and, in their opinion (A) as of the Applicable Time, the Registration Statement and General Disclosure Package did not include any untrue statement of a material fact and did not omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (B) since the Applicable Time, no event has occurred which should have been set forth in a supplement or otherwise required an amendment to the Registration Statement or the General Disclosure Package.

(m) The Underwriter shall have received a certificate, dated as of the Closing Date, of each Selling Stockholder, or a duly authorized representative thereof, in which such Selling Stockholder shall state that: the representations and warranties of such Selling Stockholder in this Agreement are true and correct on the Closing Date as if made on and as of the Closing Date (other than to the extent any such representation or warranty is expressly made as of a certain date); such Selling Stockholder has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; they have carefully examined the Registration Statement and the General Disclosure Package and, in their opinion (A) as of the Applicable Time, the Registration Statement and General Disclosure Package did not include any untrue statement of a material fact and did not omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading only to the extent that any statements in or omissions from such Registration Statement or General Disclosure Package are based on written information furnished to the Company by or on behalf of such Selling Stockholder specifically for use therein as described in Section 7(b) hereof, and (B) since the Applicable Time, no event has occurred which should have been set forth in a supplement or otherwise required an amendment to the Registration Statement or the General Disclosure Package with respect to any written information furnished to the Company by or on behalf of such Selling Stockholder specifically for use therein as described in Section 7(b) hereof.

(n) The Custodian will to deliver to the Underwriter a letter stating that it will deliver to each Selling Stockholder a United States Treasury Department Form 1099 (or other applicable form or statement specified by the United States Treasury Department regulations in lieu thereof) on or before January 31 of the year following the date of this Agreement.

(o) The Underwriter shall have received a copy of a Lock-Up Agreement substantially in the form of Exhibit A hereto executed by each entity or person listed on Schedule II hereto.

The Company and the Selling Stockholders will furnish the Underwriter with such conformed copies of such opinions, certificates, letters and documents as the Underwriter reasonably requests. The Underwriter may in their sole discretion waive compliance with any conditions to the obligations of the Underwriter hereunder.

7. Indemnification and Contribution.

(a) The Company will indemnify and hold harmless the Underwriter, its partners, members, directors and officers and each person, if any, who controls the Underwriter within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which the Underwriter may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement at any time, any Statutory Prospectus at any time, the Prospectus or any Issuer Free Writing Prospectus, or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Act contained in a Permitted Issuer Free Writing Prospectus or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Underwriter for any legal or other expenses reasonably incurred by the Underwriter in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by the Underwriter specifically for use therein, it being understood and agreed that the only such information furnished by the Underwriter consists of the information described in Section 7(c) of this Agreement.

(b) The Fund Selling Stockholders, jointly and severally with each other but not with the Individual Selling Stockholders, on the one hand, and the Individual Selling Stockholders, severally and not jointly, on the other hand, will indemnify and hold harmless the Underwriter, its partners, members, directors, officers and affiliates and each person who controls the Underwriter within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which the Underwriter may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement at any time, any Statutory Prospectus at any time, the Prospectus or any Issuer Free Writing Prospectus, or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Act contained in a Permitted Issuer Free Writing Prospectus or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Underwriter for any legal or other expenses reasonably incurred by the Underwriter in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that a Selling Stockholder will only be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents made in reliance upon and in conformity with written information furnished to the Company by such Selling Stockholder specifically for use therein, it being understood that the only such information furnished by the Selling Stockholders consists of the following information in the Registration Statement or the Prospectus furnished on behalf of the Selling Stockholders: (i) the statements relating to the Selling Stockholders contained under the caption “Selling Stockholders” in the Registration Statement and (ii) the written information in the prospectus supplement furnished by the Selling Stockholders as indicated in the letter from the Selling Stockholders to the Underwriter and the Company in the form set forth as Exhibit L hereto; provided, that the liability under this subsection of each Selling Stockholder shall be limited to an amount equal to the aggregate gross proceeds after underwriting commissions and discounts, but before expenses, to such

Selling Stockholder from the sale of shares of Common Stock sold by such Selling Stockholder hereunder.

(c) The Underwriter will indemnify and hold harmless the Company, their directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, and each Selling Stockholder, and each person, if any, who controls any Selling Stockholder within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities to which the Company or such Selling Stockholder may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement at any time, any Statutory Prospectus at any time, the Prospectus or any Issuer Free Writing Prospectus, or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Act contained in a Permitted Issuer Free Writing Prospectus or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by the Underwriter specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by the Company, and each Selling Stockholder in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, it being understood and agreed that the only such information furnished by the Underwriter for use in the General Disclosure Package consists of the written information in the prospectus supplement furnished by the Underwriter as indicated in the letter from the Underwriter to the Company in the form set forth as Exhibit M hereto.

(d) Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under subsection (a), (b) or (c) above, notify the indemnifying party in writing of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a), (b) or (c) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a), (b) or (c) above. In case any such action is brought against any indemnified party and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party. In the event the indemnifying party does not assume the defense of any action brought against an indemnified party, the indemnifying party shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all indemnified persons, except to the extent that local counsel, in addition to regular counsel, is required in order to effectively defend against such action or proceeding, unless (i) the indemnifying party has agreed to pay such fees and expenses or (ii) an indemnified party reasonably determines that there may be conflicting interests between such indemnified party and other indemnified parties in conducting the defense of such action, including situations in which there are one or more legal defenses available to such indemnified party that are different from or in addition to those available to other indemnified parties.

(e) If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a), (b) or (c) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a), (b) or (c) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Selling Stockholders on the one hand and the Underwriter on the other from the offering of the Shares or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, and the Selling Stockholders on the one hand and the Underwriter on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company and the Selling Stockholders on the one hand and the Underwriter on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company and the Selling Stockholders bear to the total underwriting discounts and commissions received by the Underwriter. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, the Selling Stockholders or the Underwriter and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (e) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (e). Notwithstanding the provisions of this subsection (e), (i) the Underwriter shall not be required to contribute any amount in excess of the amount by which the total price at which the Shares underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which the Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission; and (ii) no Selling Stockholder shall be required to contribute any amount in excess of the aggregate gross proceeds, after underwriting commissions and discounts, but before expenses, of the sale of Shares received by such Selling Stockholder. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Selling Stockholders obligation in this subsection (e) to make contribution payments are several and not joint with respect to each other Selling Stockholder; provided, that each of the Fund Selling Stockholders’ obligations in subsection (e) to make contribution payments are several and joint with respect to the obligations of the other Fund Selling Stockholders. The provisions of this Section 7 shall not affect any agreement among the Company and the Selling Stockholders with respect to contribution.

(f) The obligations of the Company and the Selling Stockholders under this Section shall be in addition to any liability which the Company and the Selling Stockholders may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls the Underwriter within the meaning of the Securities Act; and the obligations of the Underwriter under this Section shall be in addition to any liability which the Underwriter may otherwise have and shall extend, upon the same terms and conditions, to each director of the Company, to each officer of the Company who has signed a Registration Statement and to each person, if any, who controls the Company or the Selling Stockholders within the meaning of the Securities Act.

8. Survival of Certain Representations and Obligations. If for any reason the purchase of the Shares by the Underwriter is not consummated, the Company shall remain responsible for the expenses to be paid or reimbursed by them pursuant to Section 5 and the respective obligations of the Company, the Selling Stockholders and the Underwriter pursuant to Section 7 shall remain in effect, and if any Shares have been purchased hereunder the representations and warranties in Section 2 and all obligations under Section 5 shall also remain in effect. The respective indemnities, agreements, representations, warranties and other statements of the Selling Stockholders, of the Company or its officers and of the Underwriter set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of the Underwriter, any

Selling Stockholder, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Shares.

9. Notices. All communications hereunder will be in writing and, if sent to the Underwriter, will be mailed, delivered or telegraphed and confirmed to the Underwriter, Attention: Registration Department, or, if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at 7251 W. 4th Street, Greeley, Colorado 80634, Attention: Chief Financial Officer, with a copy to Akin Gump Strauss Hauer & Feld LLP, 590 Madison Avenue, New York, New York 10022, Attention: Rosa A. Testani, Esq., or if sent to the Selling Stockholders, will be mailed, delivered or telegraphed and confirmed to them, in the case of the Fund Selling Stockholders, c/o Apollo Management, L.P., 1301 Avenue of the Americas, New York, New York, Attention: Joshua J. Harris, with a copy to Akin Gump Strauss Hauer & Feld LLP, 590 Madison Avenue, New York, New York 10022, Attention: Christopher Gorman-Evans, Esq., and in the case of the Individual Selling Stockholders, c/o Todd Suko, 7251 West 4th Street, Greeley, Colorado 80634, with a copy to Faegre & Benson LLP, 1700 Lincoln Street, Suite 3200, Denver, Colorado 80203, Attention: Douglas R. Wright, Esq.; provided, however, that any notice to the Underwriter pursuant to Section 7 will be mailed, delivered or telegraphed and confirmed to the Underwriter.

10. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective personal representatives and successors and the officers and directors and controlling persons referred to in Section 7, and no other person will have any right or obligation hereunder.

11. Representation. Michael Weiner or Anthony Tortorelli will act for the Fund Selling Stockholders in connection with the transactions contemplated by this Agreement, and any action under or in respect of this Agreement taken by Michael Weiner or Anthony Tortorelli will be binding upon the Fund Selling Stockholders. The Attorneys (as defined in the Powers of Attorney), or any one of them, will act for the Individual Selling Stockholders in connection with the transactions contemplated by this Agreement, in accordance with the authority conferred upon them by the Powers of Attorney, and any action under or in respect of this Agreement taken by the Attorneys will be binding upon the Individual Selling Stockholders.

12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

13. Waiver of Jury Trial. The Company (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates) and the Selling Stockholders waive all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement.

14. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.

15. The Company and the Selling Stockholders each hereby submit to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

16. Absence of Fiduciary Relationship. The Company and the Selling Stockholders acknowledge and agree that:

(a) the Underwriter has been retained solely to act as underwriter in connection with the sale of Shares and that no fiduciary, advisory or agency relationship between the Company or the Selling Stockholders and the Underwriter has been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether the Underwriter has advised or is advising the Company or the Selling Stockholders on other matters;

(b) the price of the Shares set forth in this Agreement was established by the Selling Stockholders following discussions and arms-length negotiations with the Underwriter and the Selling Stockholders are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) the Company and the Selling Stockholders have been advised that the Underwriter and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and the Selling Stockholders and that the Underwriter have no obligation to disclose such interests and transactions to the Company or the Selling Stockholders by virtue of any fiduciary, advisory or agency relationship; and

(d) the Company and the Selling Stockholders waive, to the fullest extent permitted by law, any claims they may have against the Underwriter for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the offering of Shares and transactions contemplated by this Agreement and agrees that the Underwriter shall have no liability (whether direct or indirect) to the Company or the Selling Stockholders in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company or the Selling Stockholders, including stockholders, employees or creditors of the Company or the Selling Stockholders.

If the foregoing is in accordance with the Underwriter’s understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement among the Company, the Selling Stockholders and the Underwriter in accordance with its terms.

Very truly yours,

UAP HOLDING CORP.

By:	/s/ Todd A. Suko
Name: Todd A. Suko
Title: Vice President and Secretary

APOLLO INVESTMENT FUND V, L.P.
APOLLO OVERSEAS PARTNERS V, L.P.
APOLLO NETHERLANDS PARTNERS V (A) L.P.
APOLLO NETHERLANDS PARTNERS V (B), L.P.
APOLLO GERMAN PARTNERS
V GMBH & CO. KG
L. KENNETH CORDELL
BRYAN S. WILSON
DAVID W. BULLOCK
DAVID TRETTER
ROBERT A. BOYCE, JR.
WILLIAM PAGE
KENT MCDANIEL
H. JAMES BENSHOOF
TODD A. SUKO
THEODORE WELLS
JOSEPH WISE
DEAN ALBRECHT
ROGER FITZKE
DONNIE SMITH
THOMAS LAUX
CASEY DANIEL
DEAN WILLIAMS
DAVID C. JOHNSON
RONALD MAITOZA
JEFFREY NOVAK
JOSEPH MIDDIONE
GINA UNDERWOOD
KEVIN HOWARD
DENNIS BATMAN
JEFF TARSI
DOUGLAS GREEN
DENNIS ROERTY
JOHN MOLPUS
SAMUEL GREEN
CHARLES OWEN
BAHADIR DEMIRORZ,
AS SELLING STOCKHOLDERS

By:	/s/ Todd A. Suko
Name:	Todd A. Suko
Title:	Attorney-In-Fact on behalf of each of the Selling Stockholders

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

By GOLDMAN, SACHS & CO.

By:	/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

SCHEDULE I

SELLING STOCKHOLDERS

Name	Total Number of Shares to be Sold
Fund Selling Stockholders:
Apollo Investment Fund V, L.P.	7,266,681
Apollo Overseas Partners V, L.P.	951,925
Apollo Netherlands Partners V (A), L.P.	99,804
Apollo Netherlands Partners V (B), L.P.	70,383
Apollo German Partners V GMBH & Co. KG	79,547
Individual Selling Stockholders:
L. Kenneth Cordell	180,276
Bryan S. Wilson	113,433
David W. Bullock	113,433
David Tretter	72,517
Robert A. Boyce, Jr.	69,723
William Page	74,139
Kent McDaniel	53,275
H. James Benshoof	31,601
Todd A. Suko	10,999
Theodore Wells	8,062
Joseph Wise	8,062
Dean Albrecht	8,062
Roger Fitzke	8,062
Donnie Smith	8,062
Thomas Laux	8,062
Casey Daniel	8,062
Dean Williams	8,062
David C. Johnson	8,062
Ronald Maitoza	5,123
Jeffrey Novak	8,062
Joseph Middione	4,602
Gina Underwood	3,225
Kevin Howard	8,062
Dennis Batman	8,062
Jeff Tarsi	8,062
Douglas Green	2,418
Dennis Roerty	4,031
John Molpus	2,049
Samuel Green	3,225
Charles Owen	3,225
Bahadir Demirorz	2,418

SCHEDULE II

SIGNATORIES TO LOCK-UP AGREEMENTS

1.	Joshua J. Harris

2.	Marc E. Becker

3.	Stan Parker

4.	Carl J. Rickersten

5.	Thomas Miklich

6.	William H. Schumann III